Exhibit 99.1

Belvedere SoCal Announces Appointment of William Baribault as CEO

Belvedere SoCal today announced the appointment of William Baribault as Chief Executive Officer of Belvedere SoCal and its subsidiary banks, Professional Business Bank and Spectrum Bank.  Mr. Baribault is the former Chairman of Professional Business Bank and has been a Director of Belvedere SoCal since its acquisition of Professional Business Bank in 2007.

 “We are extremely excited to have Bill as the CEO of Belvedere SoCal,” Alan Lane, Executive Chairman said.  “Bill has demonstrated his commitment and passion to this organization since he helped found Professional Business Bank in 2001 and we believe he is the best candidate to lead Belvedere SoCal toward its long-term goals.”

“I am looking forward to the opportunity to work side-by-side with Alan and our talented employees to help the business fulfill its potential,” Mr. Baribault said.  “We have the vision and capability to become the leading small-business focused community bank in Southern California and I am excited to be an active part of the effort.”

Under the combined leadership of Mr. Lane and Mr. Baribault, Belvedere SoCal aspires to fulfill its vision by attracting highly talented employees, opening new branches and making strategic acquisitions.  Emphasizing the customer experience, Belvedere SoCal intends to offer its customers a broad array of financial services products delivered in a personalized fashion by the company’s highly skilled employees.

 “Bill understands the importance of relationship banking and has been one of the greatest supporters of Professional Business Bank over the past seven years,” Alison Davis, Director of Belvedere SoCal and Managing Partner of Belvedere Capital said.  “He has the demonstrated extraordinary leadership throughout his career and we are thrilled to have him become the CEO of Belvedere SoCal and its subsidiaries.”

The board of directors of Belvedere SoCal has unanimously approved Mr. Baribault as CEO effective immediately and intends to enter into a five-year employment agreement with him.

Mr. Baribault is the Vice Chairman and former CEO of Henry Company, a Los Angeles, CA-based business with over $300 million in revenue.  Mr. Baribault is a graduate of Stanford University and is a member of Chief Executives Organization, World Presidents Organization, and the Executive Forum of California Institute of Technology. Mr. Baribault serves or has served in the past on a variety of for-profit boards including Henry Company, M.C. Gill Corporation, and M Chemical Company. He serves or has served on several non-profit boards, including Flintridge Preparatory School, The Chandler School, and Descanso Gardens, each as Chairman, and the boards of the United States Luge Association, Chief Executives Organization, Covenant House of California, Kidspace Children’s Museum, and Verdugo Hills Hospital Foundation.

About Belvedere SoCal

Belvedere SoCal was formed by Belvedere Capital Fund II L.P. to aggregate Southern California community bank franchises for the purpose of building the leading small business-focused community bank in the region.  Belvedere SoCal is the bank holding company for Professional Business Bank and Spectrum Bank.  Belvedere SoCal is traded on the OTC Bulletin Board under the ticker symbol BLVE.

About Belvedere Capital

Belvedere Capital has established itself as one of the leading private equity investors in community banks and related financial services in the U.S.  Since 1994, Belvedere Capital has purchased or invested in 18 financial services companies and partnered with strong management teams to build profitable, growing franchises and deliver excellent returns to its investors.  Belvedere Capital’s principals have decades of experience investing in and operating financial institutions and will work with the combined company’s management to enhance growth, operating performance and strategic positioning.  Based in San Francisco, CA, Belvedere Capital is currently investing its second financial services-focused private equity fund.

About Professional Business Bank

Headquartered in Pasadena, CA, Professional Business Bank was created by business leaders for business leaders.  Through its branch network and seasoned personnel, Professional Business Bank offers personal and business deposit and loan relationships.  Loans are offered through commercial, construction, real estate, SBA and CalCAP lending officers.  Additional information may be found at www.probizbank.com or by calling 626-395-7000.

About Spectrum Bank

Spectrum Bank provides cutting edge technological services together with the same personalized services that have been the keystone of the bank since its 1955 founding.  Spectrum Bank’s mission is to consistently provide professional, friendly and secure banking services for business and individual customers, who want and need their banking services provided in a caring and personal manner.  Offices are located at 15615 Alton Parkway in Irvine, California; 2417 West Whittier Boulevard in Montebello, California and 6094 Warner Avenue in Huntington Beach, California.  For more information, please visit www.spectrumbank.com.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  When used in this release, the words or phrases such as "will continue", "is anticipated", "estimate", “expect”, "projected", "believes", "seeking", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers should not place undue reliance on the forward-looking statements, which reflect views only as of the date hereof.  Neither Belvedere SoCal, Belvedere Capital, Professional Business Bank nor Spectrum Bank undertake any obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact
Belvedere SoCal
Alan Lane
Executive Chairman
(415) 434-1236
alane@belvederecapital.com